Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2013 RESULTS

PLEASANTON, Calif., June 6, 2013 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2013.

•	Revenue increased 11% year-over-year to $384.0 million. CooperVision (CVI) revenue up 7% to $309.3 million, up 11% in constant currency, and CooperSurgical (CSI) revenue up 32% to $74.7 million.

•	GAAP earnings per share (EPS) $1.52, up 40 cents or 36% from last year’s second quarter.

•	Non-GAAP EPS $1.50, up 38 cents or 34% from last year’s second quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Second quarter free cash flow $77.4 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am enthused by our performance as we continue executing on our long-range strategies that lead to gaining market share and improving our operating margin. Our silicone hydrogel family of lenses continues to show strong growth and we recently announced the launch of MyDay™, our branded single-use silicone hydrogel lens, with a goal of continuing this momentum for many years to come.”

Second Quarter GAAP Operating Highlights

•	Revenue $384.0 million, up 11% from last year’s second quarter, 15% in constant currency.

•

Gross margin 66% compared with 64% in last year’s second quarter. The increase was primarily the result of a lower royalty payment on silicone hydrogel lens sales, product mix, and increased manufacturing efficiencies, partially offset by lower revenue due to currency, primarily the Yen.

•	Operating margin 21% compared with 19% in last year’s second quarter. The increase was the result of higher gross margins.

•

Depreciation $23.4 million, up 9% from last year’s second quarter. Amortization $7.5 million, up 43% from last year’s second quarter, primarily related to intangible assets from the acquisition of Origio in July 2012.

•	Total debt decreased $87.5 million in the quarter to $320.5 million. Interest expense $2.4 million compared with $3.1 million in last year’s second quarter.

•	Cash provided by operations $114.9 million, capital expenditures $38.2 million and insurance recovery of $0.7 million resulted in free cash flow $77.4 million.

Second Quarter CooperVision GAAP Operating Highlights

•	Revenue $309.3 million, up 7% from last year’s second quarter, 11% in constant currency.

•	Revenue by category:

	(In millions) 2Q13	% of CVI Revenue 2Q13	%chg y/y	Constant Currency %chg y/y
Toric	$96.7	31%	8%	10%
Multifocal	29.7	10%	33%	34%
Single-use sphere	63.7	21%	2%	11%
Non single-use sphere, other	119.2	38%	5%	8%

Total	$309.3	100%	7%	11%

•	Revenue by geography:

	(In millions) 2Q13	% of CVI Revenue 2Q13	%chg y/y	Constant Currency %chg y/y
Americas	$136.5	44%	12%	12%
EMEA	104.8	34%	7%	8%
Asia Pacific	68.0	22%	—%	13%

Total	$309.3	100%	7%	11%

•	Selected revenue by material:

	(In millions) 2Q13	% of CVI Revenue 2Q13	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$133.5	43%	29%	31%
Proclear®	$77.3	25%	8%	11%

•

Gross margin 67% compared with 63% in last year’s second quarter. The increase was primarily the result of a lower royalty payment on silicone hydrogel sales, product mix, and increased manufacturing efficiencies, partially offset by lower revenue due to currency, primarily the Yen.

Second Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $74.7 million, up 32% from last year’s second quarter, driven by the acquisition of Origio in July 2012.

•	Revenue by category:

	(In millions) 2Q13	% of CSI Revenue 2Q13	%chg y/y
Office, other	$28.7	38%	-6%
Surgical procedures	21.3	29%	-3%
Fertility	24.7	33%	527%

Total	$74.7	100%	32%

•	Gross margin 65% compared with 68% in last year’s second quarter. The decrease was primarily the result of lower margins associated with the acquisition of Origio.

2013 Guidance

The Company revises its full year fiscal 2013 guidance. Guidance is summarized as follows:

	FY13 Guidance Old	FY13 Guidance New
Revenues (In millions)
Total	$1,575 - $1,625	$1,575 - $1,605
CVI	$1,260 - $1,290	$1,260 - $1,280
CSI	$315 - $335	$315 - $325
EPS
GAAP	$6.22 - $6.37	$6.42 - $6.52
Non-GAAP	$5.95 - $6.10	$6.15 - $6.25
Free Cash Flow (In millions)	$170 - $200	$170 - $200

Guidance assumes constant currency at the date of issuance and excludes the financial impact for the proposed sale of Aime announced May 31, 2013.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude insurance proceeds related to a business interruption claim and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal first quarter of 2013, our non-GAAP results exclude $0.6 million of costs related to the acquisition of Origio recorded in selling, general and administrative expense and $14.1 million in business interruption insurance proceeds. Our fiscal second quarter of 2013 non-GAAP results include the $0.9 million income tax benefit that arises from the impact of the above adjustments to the related projected fiscal year effective tax rate.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended April 30,			Six Months Ended April 30,
	2013 GAAP	Adjustments	2013 Non-GAAP	2013 GAAP	Adjustments	2013 Non-GAAP
Operating income	$81,473	$—	$81,473	$150,293	$626	$150,919
Income before income taxes	$78,940	$—	$78,940	$159,916	$(13,459)	$146,457
Provision for income taxes	$3,473	$868	$4,341	$9,515	$1,038	$10,553
Net income attributable to Cooper Stockholders	$75,136	$(868)	$74,268	$149,803	$(14,497)	$135,306
Diluted EPS attributable to Cooper stockholders	$1.52	$(0.02)	$1.50	$3.02	$(0.29)	$2.73

	Fiscal 2013 EPS Guidance
	2013 GAAP	Adjustments	2013 Non-GAAP
Diluted EPS	$6.42 - $6.52	$(0.27)	$6.15 - $6.25

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal second quarter 2013 financial results and current corporate developments. The dial in number in the United States is +1-800-591-6942 and outside the United States is +1-617-614-4909. The passcode is 17608162. There will be a replay available approximately two hours after the call ends until Thursday, June 13, 2013. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 77555127. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market-leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 7,800 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2013 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and the euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$14,441	$12,840
Trade receivables, net	224,489	234,297
Inventories	339,323	320,199
Deferred tax assets	37,364	39,417
Other current assets	60,171	51,107

Total current assets	675,788	657,860

Property, plant and equipment, net	636,882	640,255
Goodwill	1,381,777	1,370,247
Other intangibles, net	210,623	214,783
Deferred tax assets	13,944	14,434
Other assets	47,718	43,805

	$2,966,732	$2,941,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$28,955	$25,284
Other current liabilities	199,964	237,268

Total current liabilities	228,919	262,552

Long-term debt	291,549	348,422
Deferred tax liabilities	26,346	30,971
Other liabilities	83,422	86,281

Total liabilities	630,236	728,226

Total Cooper stockholders’ equity	2,314,197	2,192,751
Noncontrolling interests	22,299	20,407

Stockholders’ equity	2,336,496	2,213,158

	$2,966,732	$2,941,384

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012
Net sales	$384,041	$344,589	$763,880	$670,649
Cost of sales	129,862	123,893	269,203	239,500

Gross profit	254,179	220,696	494,677	431,149
Selling, general and administrative expense	150,693	136,962	301,346	268,710
Research and development expense	14,490	13,031	28,143	24,455
Amortization of intangibles	7,523	5,263	14,895	10,816

Operating income	81,473	65,440	150,293	127,168
Interest expense	2,444	3,071	5,010	6,733
Gain on insurance proceeds	—	—	14,084	—
Other (expense) income, net	(89)	310	549	992

Income before income taxes	78,940	62,679	159,916	121,427
Provision for income taxes	3,473	7,758	9,515	11,883

Net income	75,467	54,921	150,401	109,544
Less: income attributable to noncontrolling Interests	331	—	598	—

Net income attributable to Cooper stockholders	$75,136	$54,921	$149,803	$109,544

Diluted earnings per share attributable to Cooper stockholders	$1.52	$1.12	$3.02	$2.24

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,478	49,007	49,555	48,941

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q13			Trailing Twelve Months 2013
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$715	9%	18%	$2,863	10%	16%
Other	1,114	0%	10%	4,315	1%	9%

WW Soft Contact Lenses	$1,829	4%	12%	$7,178	4%	11%

Sales by Geography
Americas	$760	6%	13%	$2,830	6%	11%
EMEA	501	2%	7%	2,031	2%	7%
Asia Pacific	568	2%	16%	2,317	4%	17%

WW Soft Contact Lenses	$1,829	4%	12%	$7,178	4%	11%

United States	$667	6%	13%	$2,451	6%	11%
International	1,162	3%	11%	4,727	3%	11%

WW Soft Contact Lenses	$1,829	4%	12%	$7,178	4%	11%

COO-E

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